									Exhibit 12.1
PUGET ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	Years Ended December 31,
	2017		2016		2015		2014		2013
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations before income taxes	$430,337		$453,103		$332,954		$228,820		$408,136
AFUDC - equity	(15,027)		(12,576)		(9,325)		(7,002)		(15,930)
AFUDC - debt	(10,826)		(9,304)		(7,575)		(5,611)		(11,261)
Total	404,484		431,223		316,054		216,207		380,945
Fixed charges:
Interest expense	343,976		355,139		356,696		367,308		392,264
Other interest	15,027		12,576		9,325		7,002		15,930
Portion of rentals representative of the interest factor (a)	8,062		8,061		8,980		10,732		10,257
Total	367,065		375,776		375,001		385,042		418,451
Earnings available for combined fixed changes	$771,549		$806,999		$691,055		$601,249		$799,396
Ratio of Earnings to Fixed Changes	$2.10	x	$2.15	x	$1.84	x	$1.56	x	$1.91	x

(a) Represents interest portion of rents estimated at 33 1/3 percent.